Exhibit 2.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made as of this 11th day of March, 2022 (the “Amendment Effective Date”) by and between Vaccitech PLC, a corporation organized under the laws of England and Wales (“Acquirer”), and Benjamin Eisler, an individual (the “Securityholder Agent”), in his capacity as the Securityholder Agent under the Merger Agreement (as defined below), to amend that certain Agreement and Plan of Merger and Reorganization, dated as of December 9, 2021, by and among Acquirer, VA Merger Sub 1 Inc., VA Merger Sub 2 Inc., Avidea Technologies, Inc. and the Securityholder Agent (the “Merger Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, on the terms and subject to the conditions hereof, Acquirer and the Securityholder Agent desire to amend the Merger Agreement, effective as of the Amendment Effective Date; and

WHEREAS, the Merger Agreement may be amended after the Closing pursuant to Section 8.3 thereof by execution of an instrument in writing signed by Acquirer and the Securityholder Agent.

NOW, THEREFORE, in consideration for the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows effective as of the Amendment Effective Date:

1.Amendment of Section 1.11 (Certain Consents).  Section 1.11 (Certain Consents) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“1.11.Certain Consents. Following the Closing, the Acquirer and its Affiliates (including the Surviving Corporation) shall (a) use its commercially reasonable efforts to obtain, at the earliest practicable date, any consents and approvals required from [***] to vest the Surviving Corporation with full right, title and interest in, to and under the [***], and shall be responsible for the payment of all fees, costs, expenses, payments and expenditures to [***] in connection therewith (the “[***] Fees”), and (b) pay or cause to be paid any amounts due to [***] in connection with the Transactions pursuant to that certain [***], (the “[***] Fees”, and with the [***] Fees, the “Licensor Fees”); provided, that Acquirer shall act in good faith to avoid or mitigate the amount of any such Licensor Fees.  If the Licensor Fees include amounts that are payable only upon any Milestone Payment becoming due (“Contingent Licensor Fees”), the amount of such Contingent Licensor Fees shall be offset against such Milestone Payment (as a reduction in the aggregate amount of such Milestone Payment prior to its payment to the Sellers in accordance with

Section 1.6 of this Agreement).  If the Licensor Fees other than the Contingent Licensor Fees (the “Upfront Licensor Fees”) are less than the sum of the Special Holdback Amount and the Adjustment Holdback Amount (such sum, the “Aggregate Holdback Amount”), the amount by which the Aggregate Holdback Amount exceeds the Upfront Licensor Fees (the “Remaining Holdback Amount”) shall be subject to Section 1.7(f).  If the Upfront Licensor Fees are greater than the Aggregate Holdback Amount, Acquirer and the Securityholder Agent shall Release from Indemnity to Acquirer that number of Acquirer ADSs that have an aggregate value, based on the volume weighted average price of an Acquirer ADS on the Nasdaq Global Market in the 30 trading days prior to the final payment of the Upfront Licensor Fees, equal to the amount by which the Upfront Licensor Fees exceed the Aggregate Holdback Amount.

2.Amendment of Section 1.7(b) (Company Net Working Capital Adjustment). Section 1.7(b) (Company Net Working Capital Adjustment) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Within 150 days after the Closing, Acquirer shall deliver to the Securityholder Agent a certificate executed by an authorized officer of Acquirer and setting forth in reasonable detail Acquirer’s good faith calculation of (i) the amount of Closing Cash, (ii) the amount of Closing Debt, (iii) the amount of Transaction Expenses, (iv) the amount of Company Net Working Capital, and (v) the amount of Adjusted Closing Cash Consideration determined on the basis of the foregoing amounts and such other amounts included in the definition of Adjusted Closing Cash Consideration (the “Adjustment Calculations,” and such certificate, the “Adjustment Notice”), in each case together with supporting documentation, information and calculations therefor.”

3.Amendment of Section 1.7(f) (Company Net Working Capital Adjustment).  Section 1.7(f) (Company Net Working Capital Adjustment) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(f)To the extent that (i) the Adjusted Closing Cash Consideration as finally determined pursuant to this Section 1.7 is less than the Closing Cash Consideration (such difference, expressed as a positive number, the “Shortfall Amount”), and such Shortfall Amount exceeds the Remaining Holdback Amount, then Acquirer and the Securityholder Agent shall Release from Indemnity to Acquirer that number of Acquirer ADSs that have an aggregate value, based on the volume weighted average price of an Acquirer ADS on the Nasdaq Global Market in the 30 trading days prior to such final determination of the Adjusted Closing Cash Consideration equal to the Shortfall Amount less the Remaining Holdback Amount (it being understood that, notwithstanding anything to the contrary contained herein, the Indemnity Fund shall be the sole source of recovery for any payment required to be made pursuant to this Section 1.7(f)(i)) or (ii) the Adjusted Closing Cash Consideration as finally determined pursuant to this Section 1.7 is greater than the Closing Cash Consideration (such amount, expressed as a positive number, the “Surplus Amount”) then Acquirer shall promptly (and in any event within three (3) Business Days following final determination of the Adjusted Closing Cash Consideration) pay to the Paying Agent, for further distribution to the Sellers in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e), an amount in cash equal to the Surplus Amount.  In addition, (x) if there is a Shortfall Amount and such

Shortfall Amount is less than the Remaining Holdback Amount, or (y) if there is no Shortfall Amount, then in each case (x) and (y), the Acquirer shall promptly and in any event within three (3) Business Days following final determination of the Adjusted Closing Cash Consideration, pay to the Paying Agent for further distribution to the Sellers in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e) an amount in cash equal to (A) the Remaining Holdback Amount minus (B) such Shortfall Amount, if there is a Shortfall Amount, or zero, if there is no Shortfall Amount.”

4.Amendment of Second Milestone Expiration Date.  The last sentence of Section 1.6(a) (Milestone Payment) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Any Milestone Payment made in accordance with this Section 1.6 shall be (I) reduced by the amount of any Contingent Licensor Fees payable in connection with such Milestone Payment (which Contingent Licensor Fees shall be paid by Acquirer in accordance with Section 1.11) and (II) composed of: (x) an allocation of cash equal to a minimum of fifty percent (50%) and a maximum of sixty percent (60%) (such percentage at the sole discretion of Acquirer) of the aggregate value of such Milestone Payment; and (y) an allocation of Acquirer ADSs of a value, based on the volume weighted average price of an Acquirer ADS on the Nasdaq Global Market in the 30 trading days prior to the payment date of such Milestone Payment, equal to the remaining aggregate value of such Milestone Payment.”

5.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

6.Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of this Amendment with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Amendment.

7.Titles and Subtitles.  The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

8.Entire Agreement.  The Merger Agreement, as supplemented and modified by this Amendment, and the documents and instruments and other agreements specifically referred to in the Merger Agreement or delivered pursuant thereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

9.Remaining Provisions of the Agreement.  Except as provided herein, all provisions of the Merger Agreement shall remain in full force and effect without modification.

10.References.  Upon the effectiveness of this Amendment, on and after the Amendment Effective Date each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Merger Agreement, as amended by this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Agreement and Plan of Merger and Reorganization as of the date first written above.

ACQUIRER:

VACCITECH PLC

By:	/s/ William Enright

Name:	William Enright

Title:	Chief Executive Officer and Director

SECURITYHOLDER AGENT:

/s/ Benjamin Eisler
Benjamin Eisler

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger and Reorganization]